Exhibit 99.1

Contact:
Sameer Desai,
Vice President, Corporate
Development & Investor Relations
Sameer.desai@ttmtech.com 714-327-3050

TTM Technologies, Inc. Completes a Series of Refinancing Transactions; Announces the Closing of New Asia ABL Facility

Santa Ana, CA – June 20, 2023 — TTM Technologies, Inc. (NASDAQ:TTMI) (“TTM”), a leading global manufacturer of technology solutions including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies and printed circuit boards (“PCBs”), today announced the closing of a new Asia asset-based revolving credit facility with committed borrowing capacity of $150 million (the “New Asia ABL Facility”).

The New Asia ABL Facility amends and restates TTM’s previous $150 million Asia asset-based revolving credit facility, which was scheduled to mature in June 2024. The New Asia ABL Facility is scheduled to mature in June 2028 and has a borrowing rate of Term SOFR plus 1.3%. Currently, $30 million is drawn on the new Asia ABL facility, the same as the previous facility.

The US and Asia ABL facilities mature in 2028, the Senior Notes mature in 2029, and the Term Loan facility matures in 2030. “Following the successful execution of the series of refinancing transactions we believe that TTM’s capital structure is well positioned for the next several years while we continue to execute our corporate strategy,” said Todd Schull, TTM’s Chief Financial Officer.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions including mission systems, RF components and RF microwave/microelectronic assemblies, and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Statements related to, among other things, the scheduled maturity of the New Term Loan Facility, the New Asia ABL Facility and the New U.S. ABL Facility, constitute forward-looking statements. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of COVID-19, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.